Exhibit 10.31

INVESTMENT TECHNOLOGY GROUP, INC.
STOCK UNIT GRANT AGREEMENT

THIS GRANT AGREEMENT, dated as of October 19, 2015 (the “Date of Grant”), is entered into by and between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and R. Jarrett Lilien, currently an employee of the Company (the “Employee”).

WHEREAS, the parties entered into a Letter Agreement on October 16, 2015 (the “Letter Agreement”), which provides for an award in the form of restricted stock units, to remain outstanding and vest subject to the Employee continuing to serve as (i) the Interim Chief Executive and President of the Company until such time as the new Chief Executive and President of the Company commences employment with the Company (the “Term End Date”) and (ii) thereafter, as a member of the Board (the “Award”).

WHEREAS, in accordance with the terms of the Letter Agreement, the Employee has been awarded the following Grant under the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      Grant of Stock Units.  Subject to the terms and conditions set forth in this Grant Agreement, the Employee is hereby awarded 65,747 Stock Units that represent hypothetical shares of Company Stock on a one-for-one basis (the “Stock Unit Grant”).

2.                                 Grant Subject to Plan Provisions.  The terms of the of the Plan are incorporated herein by reference to this Grant Agreement, and in all respects, the Stock Grant Unit shall be interpreted in accordance with, and subject to the terms of, the Plan.  The Plan and the Plan prospectus are available on ITG Exchange; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Legal Department of the Company at ITG_Legal.  This Stock Unit Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares issued under the Plan, (ii) changes in capitalization, (iii) requirements of applicable law and (iv) all other Plan provisions.  The Committee has the authority to interpret and construe this Grant Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between this Grant Agreement and the Plan, the Plan shall control.

3.                                      Stock Unit Account.  The Company shall establish and maintain a Stock Unit bookkeeping account (the “Account”) on its records for the Employee and shall record in the Account the number of Stock Units awarded to the Employee.  No shares of Company Stock shall be issued to the Employee at the time the Stock Unit Grant is made.

4.                                      Vesting of the Stock Unit Grant.

(a)                      Subject to Section 5 below and the other terms and conditions of this Grant Agreement and the Plan, this Stock Unit Grant shall become vested, and all restrictions on the Stock Unit Grant shall lapse, in three equal installments on each of the first, second and third anniversaries of the Date of Grant (each such anniversary of the Date of Grant, an “Anniversary”) so long as the Employee (i) continuously fulfills the Employee’s duties as Interim Chief Executive Officer and President of the Company through the Term End Date and does not otherwise voluntarily resign from such employment and (ii) thereafter continuously serves as a member of the Board from the Date of Grant through each applicable Anniversary and does not voluntarily resign from such Board service (such complete vesting schedule as described in clauses (i) and (ii) herein, the “Vesting Schedule”); provided, however, that the Stock Unit Grant shall become immediately vested in full and settle (x) upon a Change in Control if, as of the date of the Change in Control, the Employee has not experienced a prior Termination of Service (as defined below) or (y) upon the Employee’s Termination of Service due to death or Permanent Disability (as defined below).  For purposes of this Agreement, the term “Permanent Disability” shall have the meaning ascribed to such term in Section 22(e)(3) of the Code.

(b)                      Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Company Stock under Section 5(d) of the Plan shall be subject to the Vesting Schedule.

5.                                      Termination of Service; SOX Clawback.

(a)                                    In the event of the Employee’s Termination of Service for any reason other than due to the Employee’s voluntarily resignation as provided in Section 4(a) above, prior to the date the Stock Unit Grant otherwise becomes vested in accordance with Section 4(a) above, the Stock Unit Grant shall immediately be forfeited by the Employee.

(b)                                    For purposes of this Agreement, the term “Termination of Service” means the Employee ceases to be employed by the Employer or ceasing to serve on the Board, as applicable.  If the Employee is employed by a Subsidiary of the Company, the Employee shall also be deemed to incur a Termination of Service if such Subsidiary ceases to be a Subsidiary of the Company and the Employee does not immediately thereafter become employed by the Company or another Subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among Employers shall not be considered a Termination of Service.

6.                                      Distribution of Shares.  The Company shall distribute to the Employee (or the Employee’s heirs in the event of the Employee’s death) at the time of vesting of the Stock Unit Grant in accordance with Section 4 above (but not later than March 15 of the calendar year following the calendar year in which the Stock Units vest), a number of shares of Company Stock equal to the number of Stock Units then held by the Employee that became vested at such time, subject to reduction for withholding of shares pursuant to Section 9 below, if applicable.

7.                                      Rights and Restrictions.  The Stock Unit Grant shall not be transferable, other than by will or under the laws of descent and distribution (or pursuant to a beneficiary designation authorized by the Committee).  Prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock to the Employee, the Employee shall not have any rights or privileges of a stockholder as to the shares of Company Stock subject to the Stock Unit Grant.  Specifically, the Employee shall not have the right to receive dividends or the right to vote such shares of Company Stock, nor shall the Employee have the right to sell, assign, pledge, hypothecate, encumber, transfer or otherwise dispose of, in whole or in part, the Stock Unit Grant, prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock.  The Employee shall not have any interest in any fund or specific assets of the Employer by reason of this Stock Unit Grant or the Account established for the Employee.

8.                                      Limitations.  Nothing herein shall limit the Company’s right to issue Company Stock, or Stock Units or other rights to purchase Company Stock subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its affiliates.  Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Grant Agreement or of any term, covenant or condition hereof.

9.                                      Withholding.  To the extent applicable, at the time of distribution pursuant to Section 6 above, and in accordance with any rules or regulations of the Committee then in effect, the Employer shall withhold, through an automatic share withholding procedure, Company Stock with a Fair Market Value (measured as of the vesting date) equal to the amount of the federal, state or local taxes of any kind required by law to be withheld with respect to the distributions.  To the extent not withheld, the Employee shall pay to the Employer or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at any time with respect to the Stock Unit Grant and the Employer shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld.

10.                               Expenses of Issuance of Company Stock.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Company Stock.

11.                               Terms are Binding.  The terms of this Grant Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee and the Company.

12.                               Compliance with Law.  The transfer of Company Stock hereunder shall be subject to the terms, conditions and restrictions as set forth in the governing instruments of the Company, Company policies, applicable federal and state securities laws or any other applicable laws or regulations, and approvals by any governmental or regulatory agency as may be required.  By signing this Grant Agreement, the Employee agrees not to sell any Company Stock at a time when applicable laws or the Company policies prohibit a sale.

13.                               References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Grant Agreement.

14.                               Notices.  Any notice required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently, by similar process, give notice of:

If to the Company:

Investment Technology Group, Inc.
One Liberty Plaza

165 Broadway

New York, NY 10006

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Employer’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

15.                               No Right to Continued Employment.  This Stock Unit Grant shall not confer upon the Employee any right to continue in the employ of the Employer nor shall this Stock Unit Grant interfere with the right of the Employer to terminate the Employee’s employment at any time.

16.                               Section 409A.  It is intended that the Stock Unit Grant issued hereunder shall comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Stock Unit Grant is subject thereto, and the Stock Unit Grant shall be interpreted on a basis consistent with such intent.  In no event shall the Employee, directly or indirectly, designate the calendar year in which the shares underlying the Stock Unit Grant will be distributed.  If the Stock Unit Grant or any portion thereof is subject to Section 409A of the Code and if the Employee is a Key Employee (as defined in the Plan), then upon separation from service any distribution under the Stock Unit Grant shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Employee’s separation from service, if required by Section 409A of the Code.  If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period.  If the Employee dies during such six-month period, any postponed amounts shall be paid within 90 days of the Employee’s death.  This Grant Agreement may be amended without the consent of the Employee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

17.                               Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Grant Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

18.                               Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Grant Agreement, including but not limited to all acts and documents related to compliance with applicable federal and/or state securities laws.

19.                               Counterparts.  For convenience, this Grant Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

20.                               Governing Law.  This Grant Agreement shall be construed and enforced in accordance with Section 19(h) of the Plan.

21.                               Entire Agreement.  This Grant Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Stock Unit Grant other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

22.                               Amendment; Waiver.  This Grant Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Grant Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Grant Agreement.

23.                               Severability.  Any provision of this Grant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

24.                               Recoupment Policy.  The Employee hereby agrees that the Employee will be subject to any compensation clawback or recoupment policies that may be applicable to the Employee as an employee of the Company or any of its affiliates, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the Date of Grant.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Grant Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Peter A. Goldstein
Name: Peter A. Goldstein
Title: Managing Director and Head of Human Resources

I hereby accept the Stock Unit Grant described in this Grant Agreement, and I agree to be bound by the terms of the Plan and this Grant Agreement.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

/s/ R. Jarrett Lilien
R. Jarrett Lilien